Exhibit 1.1

CONFIDENTIAL

Lake Shore Bancorp, Inc.	January 3, 2025

31 East Fourth Street

Dunkirk, NY 14048

Attention: Kim C. Liddell, President, Chief Executive Officer & Director

This letter agreement (together with all addenda hereto, which are incorporated herein and made a part hereof, this “Agreement”) sets forth the terms pursuant to which Lake Shore Savings Bank (“Lake Shore Bank”), Lake Shore, MHC (“Lake Shore MHC”), and Lake Shore Bancorp, Inc. (“Lake Shore Holding Company” and together with Lake Shore MHC and Lake Shore Bank, collectively, the “Company”) hereby engages Raymond James & Associates, Inc. (including any of its affiliates assisting in executing matters under this engagement, “Raymond James” and, together with the Company, the “Parties”) to act, subject to Section 12 below, as financial advisor, marketing agent, and records agent to the Company in connection with the conversion of Lake Shore MHC from a mutual form of organization to a stock form of organization (the “Conversion”), including the services delineated in Sections 1 and 2 below during (and, at the Company’s express written request or consent, prior to) the Term (as defined in Section 8 below). It is further understood that the Conversion will include the associated sale of common stock of Lake Shore Holding Company as further described below.

Pursuant to a Plan of Conversion (the “Plan”), Lake Shore Holding Company will offer and sell shares of its common stock to Lake Shore Bank’s qualifying account holders in a subscription offering (the “Subscription Offering”). Shares not subscribed for in the Subscription Offering may, at the discretion of the Company, be offered to the local community (as defined in the Plan) and the general public in a community offering (the “Community Offering”), and if necessary, through a syndicate of one or more broker-dealers managed by Raymond James (a “Syndicated Community Offering”, and with a Subscription Offering and a Community Offering, collectively, the “Offerings”).

1.

Financial Advisory and Marketing Agent Services – The Company hereby engages Raymond James as its financial advisor and marketing agent during the Term to provide financial and logistical advice to the Company and assist the Company’s management, legal counsel, accountants and other advisors, in each case in connection with the Conversion and related matters. During the Term, Raymond James anticipates its services will include the following, each as the Company may reasonably request (collectively, the “FA&MA Services”):

(a)	assist the Company in assessing the financial and securities market implications of the Plan;

(b)	assist the Company in structuring and in communicating the terms of the Plan and the Offerings;

(c)

assist the Company in the preparation of documents related to the execution of the Plan, including the prospectus, stock order and certification form and all marketing materials (it being understood that the preparation and filing of any and all such documents will be the responsibility of the Company and its counsel);

(d)

assist the Company in analyzing proposals from outside vendors (to be engaged at the Company’s sole expense) in connection with execution of the Plan, including, but not limited to, appraisers, business plan consultants, financial printers, registrar/transfer agents, and proxy solicitors, as needed;

(e)	assist the Company in scheduling and preparing for meetings with potential investors and/or other broker-dealers related to the Offerings, as necessary;

222 South Riverside Plaza – 7th Floor // Chicago, IL 60606

T 312.612.7785 // raymondjames.com

Raymond James & Associates, Inc., member New York Stock Exchange/SIPC

Lake Shore Bancorp, Inc.

January 3, 2025

(f)	establish a Stock Information Center at Raymond James’s office in Chicago, Illinois, which shall provide a toll-free hotline to assist with investor inquiries;

(g)	assist in the training of Company personnel for interaction with customers during the offering and proxy solicitation period; and

(h)	such other financial advisory and investment banking services in connection with the Offerings as may be agreed upon by Raymond James and the Company.

2.

Records Agent Services – As Records Agent, Raymond James will provide the following services, as the Company may reasonably request (the “RA Services” and, together with the FA&MA Services, collectively, the “Services”).

(a)	Customer File Processing

•	processing of Lake Shore Bank’s customer account records for each record date required by the Plan;

•	consolidation of eligible customer accounts by ownership and creation of a central file for determination of subscription and voting rights;

•	reporting of Company customers by state (support for any required Blue Sky filings);

•	identification of subscription priorities;

•	calculation of member votes; and

•	sorting and grouping of customer records and coordination with the Company’s financial printer for all required subscriber and member mailings.

(b)	Stock Order Processing

•	processing of stock order forms received at the Stock Information Center;

•	daily and ad-hoc status reporting to Company management;

•	mailing of order acknowledgment letters to subscribers;

•	allocation of shares to qualifying subscribers if the offering is oversubscribed;

•	production of charter shareholder list and other final subscription reports (account withdrawals, all orders received, etc.);

•	coordination with the Company’s transfer agent for stock issuance; and

•	perform interest and refund calculations and provide necessary files to enable the Company or its transfer agent to generate required interest/refund checks and 1099-INT reporting.

(c)	Member Proxy Vote Processing

•	tabulation and reporting of member proxy votes received;

•	proxy target group identification and reporting to assist with solicitation efforts;

•	proxy reminder mailings as needed;

•	assist the Company with telephone solicitation efforts if requested;

•	coordination with the Company’s proxy solicitor, if needed;

•	adjustment of member votes as required for accounts closed prior to the special meeting; and

•	act as or support the Inspector of Election for the Special Meeting of Members, if requested and the election is not contested.

Lake Shore Bancorp, Inc.

January 3, 2025

3.	Services-Related Matters –

(a)	Excluded Services; Potential Additional Services:

Raymond James shall not provide or render any legal, accounting, regulatory, appraisal, tax advice or any formal opinion with respect to any matter hereunder (“Excluded Matters”) and shall be permitted to deliver the Services on the assumption that the Company shall have sole responsibility for such Excluded Matters.

If the Company requests that Raymond James provide any services other than those expressly set out in Sections 1 and 2 (“Additional Services”), the Parties shall either amend this Agreement or enter into an additional agreement, in either case setting forth the nature and scope of such Additional Services, appropriate compensation with respect thereto, and other customary engagement-related matters, as mutually agreed upon in writing between the Parties.

(b)

No Fiduciary; Independent Contractor: The Company acknowledges and agrees that Raymond James has been retained to act solely as financial advisor to the Company and not as an advisor to or agent of any other person, and the Company’s engagement of Raymond James is not intended to confer rights upon any person not a party to this Agreement (including shareholders, employees or creditors of the Company) as against Raymond James or its affiliates, or their respective directors, officers, employees or agents. In such capacity, Raymond James shall act as an independent contractor, and any duties arising out of its engagement shall be owed solely to the Company. It is understood that Raymond James’s responsibility to the Company is solely contractual in nature and Raymond James does not owe the Company, or any other party, any fiduciary duty as a result of this Agreement.

(c)

Record-Keeping Compliance: In order to comply with its books and records requirements under applicable securities laws, rules and regulations (including FINRA rules), Raymond James may, subject to compliance with Applicable Law, capture and retain copies of written communications with or by the Company (including mail, emails, texts or similar electronic communications, or documentation of meetings). The Company agrees that Raymond James may deliver copies of such written communications to any court or competent authority. Raymond James will keep or cause to be kept records in relation to the Services provided under these terms of business in accordance with Applicable Law.

(d)

Anti-Money Laundering (AML) and Customer Due Diligence (CDD) Compliance: U.S. federal laws and regulations require Raymond James to collect certain identification elements and perform related screening (the “AML/CDD Search Process”) before accepting an investment banking engagement. Accordingly, upon the Company’s execution and delivery of this Agreement, the Company will deliver to Raymond James such information about the Company and certain of its stakeholders as Raymond James may reasonably request in connection with the AML/CDD Search Process. After conducting the AML/CDD Search Process, Raymond James will promptly notify the Company in writing if Raymond James determines in its sole discretion that it cannot provide the Services. In such event, this Agreement and our engagement with the Company will be void and of no force or effect ab initio. The Parties acknowledge and agree that (i) the effectiveness of this Agreement is contingent Raymond James’s satisfactory completion in its reasonable determination of the AML/CDD Search Process and (ii) Raymond James will not be responsible for any losses or damages (including, but not limited to, lost opportunities) that may result if this Agreement and our engagement hereunder are terminated for the Company’s or its beneficial owners fail to cooperate with the AML/CDD Search Process or deliver any required information documentation upon written request.

Lake Shore Bancorp, Inc.

January 3, 2025

4.

Due Diligence Review – The Company acknowledges and agrees that Raymond James’s obligation to perform the Services shall be subject to the satisfactory completion of such investigations and inquiries relating to the Company, and its directors, officers, agents and employees, as Raymond James and its counsel in its sole discretion my deem appropriate under the circumstances (the “Due Diligence Review”). The Company agrees it will make available to Raymond James all information, whether or not publicly available, which Raymond James reasonably requests (the “Company- Related Information”) and will permit Raymond James to discuss with the Company’s board of directors and its management the operations and prospects of the Company. Raymond James will treat all Confidential Information (as defined in Section 10 below) as confidential in accordance with the provisions of Section 10 hereof. The Company recognizes and confirms that Raymond James will use and rely on and assume the accuracy and completeness of the Company-Related Information in performing the Services without having independently verified or analyzed the accuracy or completeness of same, and (b) does not assume responsibility or liability for the accuracy or completeness of Company-Related Information or to conduct any independent verification or any appraisal or physical inspection of properties or assets. The Company acknowledges and agrees that Raymond James will rely upon Company management as to the reasonableness and achievability of any financial and operating forecasts and projections provided to Raymond James, and that Raymond James will assume that all financial forecasts and projections have been reasonably prepared by Company management on a basis reflecting the best then currently available estimates and judgments of management as to the expected future financial performance of the Company, and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management.

5.

Regulatory Filings – The Company will cause appropriate offering documents to be filed with all regulatory agencies, including (without limitation) the Securities and Exchange Commission (“SEC”), and the appropriate federal and/or state bank regulatory agencies. In addition, the Company and Raymond James agree that the Company’s counsel shall serve as counsel with respect to “Blue Sky” matters in connection with the Offerings, and that the Company shall cause such counsel to prepare a Blue Sky memorandum related to the Offerings, including consideration of Raymond James’s input with respect thereto, and shall furnish Raymond James a copy thereof addressed to Raymond James and upon which counsel shall state Raymond James may rely.

6.

Fees — In consideration of Raymond James’s entry into this Agreement and/or the provision of the Services, the Company shall pay Raymond James the following fees (collectively, “Fees”), as set forth in this Section 6:

(a)

Success Fees: The Company shall, at any applicable closing (each, a “Closing”) of any Offering, pay Raymond James a non-refundable cash fee (a “Success Fee”) equal to one and thirty-five hundredths percent (1.35%) of the aggregate dollar amount of all Common Stock sold and/or otherwise issued in such Offering, excluding in the calculation of any such Success Fee any Company shares sold and/or issued to (i) the officers, directors, and employees of the Company (“Insiders”), (ii) the Immediate Family (as defined below) of such persons, or (iii) qualified and non-qualified employee benefit plans. “Immediate Family” means the spouse, parents, siblings and children of any Insider who live in the same household as such Insider.

Lake Shore Bancorp, Inc.

January 3, 2025

(b)

Syndicated Community Offering Fee: In the event the Company elects to pursue a Syndicated Community Offering, the Company shall pay to Raymond James, in addition to (and not in lieu of) the Success Fee, a non-refundable cash commission fee of 6.0% of the aggregate purchase price of the shares sold in such Syndicated Community Offering. Raymond James, as sole book running manager of any such Offering, may seek to form a syndicate of registered dealers to assist in the sale of such common stock on a best efforts basis, subject to the terms and conditions set forth in a selected dealers’ agreement to be entered into between the Company and Raymond James. Raymond James will endeavor to distribute the common stock among dealers, if any, in a fashion that best meets the distribution objectives of the Company and the requirements of the Plan, which may result in limiting the allocation of stock to certain selected dealers. It is understood that in no event shall Raymond James be obligated to take or purchase any shares of the common stock in the Offerings.

(c)

Records Agent Fee: As compensation for Raymond James’s delivery of the RA Services, the Company agrees to pay Raymond James a non-refundable fixed cash fee of $30,000, deliverable upon the mailing of Offering subscription documents.

If there an Engagement Termination (as defined in Section 8 below) of this Agreement and/or if the Offerings are terminated for any reason, Raymond James shall have earned and be entitled to be paid all Fees accrued through the moment at which such Engagement Termination occurs. For avoidance of doubt, the Company’s obligations to pay to Raymond James the full Success Fee upon completion of any Offering shall survive any Engagement Termination, including any Engagement Termination occurring prior to the completion of such Offerings. The payment of compensation by the Company to Raymond James pursuant to this Section 6 may be subject to FINRA’s review of such compensation, if such review is required under applicable FINRA rules and regulations.

7.	Expenses –

Regardless of whether or not any Offering Closes and/or the Plan is consummated, the Company shall (subject to the parameters set forth below) reimburse Raymond James for all (a) non-attorney out-of-pocket expenses reasonably incurred by Raymond James in connection with performing the Services (“Ordinary Expenses”), and (b) all Services-Related Legal Expenses, as defined below; provided that, without the Company’s written consent (which shall not be unreasonably withheld, conditioned or delayed), Ordinary Expenses shall not exceed $35,000 (the “Ordinary Expenses Cap”) and Services-Related Legal Expenses shall not exceed $100,000 (the “Legal Expenses Cap” and, alternatively with the Ordinary Expenses Cap (each an “Expenses Cap”); except that, for clarity, the foregoing Expenses Cap shall not apply to or have any impact on the Company’s separate reimbursement obligations under Sections 11 and 13(b) below and/or under Addendum A hereto (“Non-Process Legal Expenses”). “Services-Related Legal Expenses” means the reasonable fees and disbursements of outside legal counsel (apart from Non-Process Legal Expenses), expressly excluding legal expenses incurred in connection with the preparation of this Agreement.

The Company acknowledges and agrees that: (i) the Expense Caps assume no unusual circumstances or delays, and no re-solicitation in connection with the Offerings; and (ii) in the event unusual circumstances arise or a delay or re-solicitation occurs (including but not limited to a delay in the Offerings which would require an update of the financial information in tabular form to reflect a period later than that set forth in the original filing of any Offering documents), such Expense Caps may be increased by the following additional amounts without requiring the Company’s consent: up to an additional $10,000 in the case of Ordinary Expenses and up to an additional $25,000 in the case of Services-Related Legal Expenses.

Lake Shore Bancorp, Inc.

January 3, 2025

In addition to the Company’s reimbursement obligations set forth in the preceding paragraphs of this Section 7, the Company will bear all of its own expenses of the proposed Offerings customarily borne by issuers, including, without limitation, any regulatory filing fees, SEC, “Blue Sky”, and FINRA filing and registration fees, and DTC eligibility and DRS participation fees; the fees and expenses of the Company’s accountants, attorneys, appraiser, business plan consultant, financial printer, proxy solicitor, and transfer agent; the costs of operating the Stock Information Center, including hiring temporary personnel if needed to assist with data entry and clerical functions, postage and overnight delivery service charges, and Syndicated Community Offering expenses associated with the Offerings; the Fees set forth in Section 6; and any fees for “Blue Sky” legal work.

8.	Term; Termination –

The term of this Agreement (the “Term”) shall commence on the date executed by both Parties and shall terminate (an “Engagement Termination”) thirty (30) days following either Party’s receipt from the other Party of written notice to such effect (a “Termination Notice”), which must expressly refer to the termination of this Agreement. A Termination Notice must be delivered by the notifying party to the appropriate person(s) designated in Section 13(g) below at the receiving party by both an email and a hard copy sent by courier service (e.g., FedEx, UPS, DHL, with proof of delivery required), provided that only one form of notice shall be required if there is documentary or digital proof of actual receipt by the recipient of such notice (proof solely of transmission or sender-processing will not fulfill the condition of this proviso).

For clarity, (a) there shall never be any oral, constructive, implied or circumstantial form of termination of this Agreement or of Raymond James’s engagement hereunder, and (b) any instruction (written or oral) by the Company to Raymond James to cease any process for a specific Transaction or for all Transactions generally shall, absent a specific reference to the termination of this Agreement, not constitute an Engagement Termination.

Sections 4 through 13 of this Agreement and Addendum A hereto shall survive any Engagement Termination or Closing. Further, if Raymond James has not been fully reimbursed for its invoiced Expenses pursuant to Section 7 above within thirty (30) days after the effective date of any Engagement Termination hereunder (the “Termination Date”), the Tail Period will be extended by the number days between such Termination Date and the date on which Raymond James is fully reimbursed for such Expenses.

9.

Limitations; Restrictions – The Company acknowledges that all opinions and advice (written or oral) given by Raymond James to the Company in connection with Raymond James’s engagement hereunder are intended solely for the benefit and use of the Company for the purposes of its evaluation of the proposed Offerings. Unless otherwise expressly stated in an opinion letter issued by Raymond James or otherwise expressly agreed (if any), no one other than the Company is authorized to rely upon this engagement or any statements or conduct by Raymond James. The Company agrees that no such opinion or advice shall be used, reproduced, disseminated, quoted or referred to at any time, in any manner, or for any purpose, nor shall any public references to Raymond James be made by the Company or any of its representatives without the prior written consent of Raymond James.

The Company acknowledges and agrees that Raymond James, as Records Agent hereunder, (a) shall have no duties or obligations other than the contractual obligations to the Company specifically set forth herein; (b) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any order form or any stock certificates or the shares represented thereby, and will not be required to and will make no representations as to the validity, value or genuineness of the offer; (c) shall not be obliged to take any legal action hereunder which might in its judgment involve any expense or liability, unless it shall have been furnished with an indemnity satisfactory to it; and (d) may rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telex, telegram, or other document or security delivered to it and in good faith believed by it to be genuine and to have been signed by the proper party or parties.

Lake Shore Bancorp, Inc.

January 3, 2025

The Company also agrees neither Raymond James, nor any of its affiliates nor any officer, director, employee or agent of Raymond James or any of its affiliates, nor any person controlling Raymond James or any of its affiliates, shall be liable to any person or entity, including the Company and any purchaser or potential purchaser of Common Stock in the Offerings, by reason of any error of judgment, or for any act done by it in good faith, or for any mistake of law or fact in connection with this Agreement and the performance hereof, except to the extent arising as a direct and proximate cause from Raymond James’s Excluded Act (as defined in Addendum A). The foregoing shall be in addition to any rights that Raymond James, the Company or any Indemnified Party (as defined in Addendum A) may have at common law or otherwise, including, but not limited to, any right to contribution.

Anything in this Agreement to the contrary notwithstanding, in no event shall Raymond James be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if Raymond James has been advised of the likelihood of such loss or damage and regardless of the form of action.

10.

Confidentiality – Raymond James acknowledges that a portion of the Information provided to it in connection with its engagement hereunder may contain confidential and proprietary business information concerning the Company (such Information, the “Confidential Information”). Raymond James agrees that, except as contemplated in connection with the performance of the Services, as authorized by the Company or as required by law, regulation or legal process, it will treat as confidential all Confidential Information; provided, however, that Raymond James may disclose such Confidential Information to its agents and advisors who are assisting or advising Raymond James in performing the Services and who have been instructed to be bound by the terms and conditions of this paragraph. As used herein, the term “Confidential Information” shall not include information which (a) is or becomes generally available to the public other than as a result of a disclosure by Raymond James in violation of this Agreement, (b) was available to Raymond James on a non-confidential basis prior to its disclosure to Raymond James or its representatives by the Company, or (c) becomes available to Raymond James on a non-confidential basis from a person other than the Company who is not known to Raymond James to be bound not to disclose such information pursuant to a contractual obligation of confidentiality to the Company. The Company hereby acknowledges and agrees that the presentation materials and financial models used by Raymond James in performing the Services have been developed by and are proprietary to Raymond James. The Company agrees that it will not reproduce or distribute all or any portion of such models or presentations without the prior consent from Raymond James in writing.

11.

Indemnification — In consideration of Raymond James signing this Agreement and agreeing to perform Services pursuant to this Agreement, the Company shall execute and perform the indemnification obligations as provided in Addendum A hereto (which is hereby incorporated into this Agreement and made a part hereof). The RJ Parties (as defined in Addendum A hereto) and their respective successors and assigns are, as to this Section 11 and Addendum A, intended third-party beneficiaries and may directly enforce their rights hereunder and thereunder against any other entity that falls within the definition of “Company” and/or their respective successors and permitted assigns.

12.

Agency Agreement Required with respect to Offerings – This Agreement reflects Raymond James’s present intention of proceeding to work with the Company on its proposed Offerings. No legal and binding obligation is created on the part of either Party with respect to such proposed Offerings until the Parties enter into an Agency Agreement with respect to such Offerings (an “Agency Agreement”), except as to the following: (i) Raymond James’s agreement to maintain the confidentiality of Confidential Information set forth in Section 10, (ii) the Company’s obligations to

Lake Shore Bancorp, Inc.

January 3, 2025

pay Fees as set forth in Section 6, (iii) the Company’s obligations to reimburse expenses and certain third-party fees as set forth in Section 7, (iv) the ‘Limitations; Restrictions’ set forth in Section 9, (v) the Company’s obligations for Indemnification and related matters set forth in Section 11 and Addendum A; and (iv) those terms to be set forth in the mutually-agreed upon Agency Agreement to be executed prior to commencement of any Offerings. All of the foregoing, notwithstanding anything to the contrary that may be contained herein, shall (A) constitute the binding obligations of the Parties, (B) survive any Engagement Termination or the completion of the Services (as provided in Section 8 above), and (C) remain operative and in full force and effect.

For avoidance of doubt, the Company acknowledges that Raymond James’s execution of any Agency Agreement shall also be subject to each of the following: (a) Raymond James’s satisfaction with its Due Diligence Review; (b) preparation of offering materials that are satisfactory to Raymond James; (c) compliance with all relevant legal and regulatory requirements to the reasonable satisfaction of Raymond James and its counsel; (d) agreement that the price established by the independent appraiser is reasonable; and (e) market conditions at the time of the proposed Offerings.

13.	Miscellaneous –

(a)

Governing Law; Arbitration; Jury Trial Waiver; Litigation Costs: This Agreement shall be exclusively governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to conflicts of laws principles thereof or of any other jurisdiction that would require the application of the laws of another jurisdiction.

Other than a Dispositive Excluded Act Proceeding (which, per its definition above, must be adjudicated in a court of competent jurisdiction), any dispute and/or claim arising out of the interpretation, application or enforcement, or otherwise relating to the subject matter, of this Agreement, including without limitation any breach of this Agreement, will be settled by final and binding arbitration before a panel of three (3) arbitrators appointed by the American Arbitration Association, in accordance with the commercial rules then prevailing of the American Arbitration Association, with all arbitration hearings to be held in New York County, New York. The arbitrators chosen shall (A) be neutral persons, (B) have no prior relationship with or performance of any services for either arbitrating party, and (C) be knowledgeable of investment banking services, engagement contracts and fee practices. In the event that any arbitrator selected hereunder is unable to serve, his or her replacement will be selected in the same manner. Other than with respect to the reimbursement of expenses provided for under the last subparagraph of this Section 13(a), the arbitrators shall not have authority to award punitive or other non-compensatory damages to either arbitrating party. The decision of the arbitrators shall be binding on Raymond James and the Company and may be entered and enforced in any court of competent jurisdiction by either Party. The arbitration shall be pursued and brought to conclusion as rapidly as is possible.

TO THE EXTENT PERMITTED BY LAW, EACH OF RAYMOND JAMES AND THE COMPANY VOLUNTARILY AND IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) RELATED TO OR ARISING OUT OF THIS AGREEMENT, THE ENGAGEMENT OF RAYMOND JAMES HEREUNDER, OR THE PERFORMANCE BY RAYMOND JAMES OF THE SERVICES.

In any action, suit, arbitration or proceeding between the Parties arising out of the interpretation, application or enforcement, or otherwise relating to the subject matter, of this Agreement, including without limitation any action for breach of this Agreement or dispute concerning an alleged Excluded Act, the prevailing Party shall be entitled to an award of reimbursement from the non-prevailing Party of the prevailing Party’s reasonable attorneys’ fees and costs, including fees and costs incurred by the prevailing Party in obtaining or enforcing such award or judgment.

Lake Shore Bancorp, Inc.

January 3, 2025

(b)

Payment for Expenses Relating to Non-RJ Proceedings: If, during or after the Term, Raymond James is either legally required or requested by the Company (or Company’s counsel) to render services in any pending or threatened proceeding in which Raymond James is not a party (including without limitation producing documents, answering interrogatories, providing testimony, participating in meetings, travel, and/or preparation for proceedings), the Company shall (i) pay Raymond James for the time its personnel expends in rendering such services (at the then-current reasonable hourly rates for such personnel involved established by Raymond James for such purposes), and (ii) reimburse Raymond James for all related reasonable out-of-pocket expenses incurred in connection with the delivery of such services (including without limitation the reasonable fees and expenses of Raymond James’s outside legal counsel related thereto).

(c)

RJ as Comprehensive Financial Institution: The Company acknowledges and agrees that Raymond James and its parent company and affiliated entities constitute a comprehensive, international financial services firm involved in a wide range of commercial banking, investment banking and other activities (including investment management, corporate finance, and securities issuing, trading and research) for their own account and otherwise, and, as such, may have interests that differ from the Company’s. Raymond James and its Affiliates shall have no duty to disclose to the Company, or use for the Company’s benefit, any information acquired in the course of providing services to other parties, engaging in any other transactions, or carrying on any other businesses. Raymond James’s employees, officers, partners and Affiliates may at any time own the Company’s securities or those of any other entity involved in any transaction contemplated by this Agreement. Raymond James recognizes its obligations under applicable securities laws in connection with the purchase and sale of such securities.

The Company further acknowledges that (x) prior to the date of this Agreement, and in the ordinary course of business, Raymond James investment banking personnel (which may include investment banking personnel providing Services hereunder) may have from time to time held discussions with and provided information to parties who thereafter became categorized as prospective “Transaction Counterparties” hereunder regarding various market and strategic matters, including such parties consideration prior hereto of a potential transaction with the Company, and (y) there is the possibility that the information and content of such earlier discussions between Raymond James and such parties might be used or relied upon by such parties (in their subsequent status as a Prospective Counterparty hereunder) in connection with their determinations in respect of a potential Transaction with the Company.

(d)

Binding on Successors and Assigns: This Agreement (including any addenda or schedules attached to this Agreement) is binding upon and inures to the benefit of the Parties and their respective successors and permitted assigns. Without limiting the generality of the foregoing, following any Closing, the Company’s obligations under this Agreement (including without limitation Addendum A hereto) will become the obligations of any successor entity resulting from the Transaction.

(e)

Restrictions on Company Assignment: The Company agrees not to assign or delegate this Agreement in whole or in part without Raymond James’s prior written consent, and any attempted assignment or delegation without such prior written consent will be voidable at Raymond James’s sole and absolute discretion.

(f)

“Written” Notice Deliverable by Email: Any reference herein to a notice, consent, communication, approval or the like being “in writing” or “written” shall include delivery via email unless expressly required otherwise.

Lake Shore Bancorp, Inc.

January 3, 2025

(g)

Entire Agreement; Amendments: This Agreement (and any addenda or schedules attached to this Agreement) constitute the entire agreement between the Parties regarding the subject matter of this Agreement and (except to the extent provided for herein otherwise) supersede any prior agreements or understandings, written or oral, between them. Any modification or amendment to this Agreement or any waiver of any rights or remedies by any Party must be set forth in writing, fully executed by the Parties and delivered to the other Party.

(h)

Notices: Any notice transmitted hereunder must be sent to the respective Parties at the following addresses: if to the Company: Lake Shore Bancorp, Inc., 31 East Fourth Street, Dunkirk, NY 14048; Attention: Kim C. Liddell, President, CEO & Director; email: kim.liddell@lakeshoresavings.com; if to Raymond James: Raymond James & Associates, Inc.; 880 Carillon Pkwy.; St Petersburg, FL 33716; Attn: Tom Donegan, CAO, Investment Banking; email: tom.donegan@raymondjames.com.

(i)

Construction: This Agreement has been reviewed by the signatories hereto and their counsel. There shall be no construction of any provision against either Party because any portion of this Agreement was drafted by such Party, and the Parties waive any statute or rule of law to such effect.

(j)

Severance: If any provision of this Agreement is determined by a court or arbitration panel having jurisdiction to be unenforceable to any extent, the rest of that provision (if applicable) and the balance of this Agreement shall remain enforceable to the fullest extent permitted by law.

(k)

U.S. Currency Requirement: All amounts payable under this Agreement shall be denominated in U.S. dollars and paid via wire transfer of immediately available funds in accordance with instructions set forth in Raymond James’s applicable invoice. All amounts payable under this Agreement (including, without limitation, under Addendum A attached to this Agreement) shall be paid without set-off and without deduction for any withholding, value-added or other similar taxes, charges, fees or assessments. Where any amounts due from the Company to Raymond James hereunder are calculated or incurred by reference to a currency other than U.S. dollars, those amounts will be converted into U.S. dollars at the prevailing mid-market exchange rate on the payment date according to XE (http://www.xe.com), or if such date is not a business day, the first business day prior to the relevant payment date.

(l)

Interest on Past-Due Amounts When Paid: Without limiting any other provision of this Agreement, if any portion of any Fee is paid more than five (5) business days after being due and payable according to the terms hereof, the Company shall make Raymond James whole by providing that such payment be accompanied by cash interest thereon for the period during which such amounts remained unpaid after being due, calculated at a rate equal to the pre- judgment contract breach interest rate under New York law (as set forth in NY CPLR §§5001(a) and 5004).

(m)

Valid Authorization: Each of the Parties hereby represents to the other as follows: the execution and delivery of this Agreement and the performance by such Party of its obligations hereunder have been duly and validly authorized by such Party, and this Agreement has been duly executed and delivered by such Party and constitutes the valid and legally binding agreement of such Party, enforceable against such Party in accordance with its terms.

Lake Shore Bancorp, Inc.

January 3, 2025

If the foregoing correctly sets forth our mutual understanding, please so indicate by signing and returning this Agreement to the undersigned.

Very truly yours,

RAYMOND JAMES & ASSOCIATES, INC.

By:	/s/ Sanjay B. Patel
Sanjay B. Patel
Managing Director, Investment Banking

AGREED AND ACCEPTED:

LAKE SHORE SAVINGS BANK
LAKE SHORE, MHC
LAKE SHORE BANCORP, INC.

By:	/s/ Kim C. Liddell
Kim C. Liddell
President, Chief Executive Officer & Director

Lake Shore Bancorp, Inc.

January 3, 2025

ADDENDUM A

Pursuant to Section 5 of this Agreement, the Company hereby agrees to indemnify, defend and hold harmless Raymond James and Raymond James Financial, Inc. (together, “RJ”) and their respective Affiliates, together with their and their Affiliates’ respective officers, directors, managers, members, partners, securityholders, employees and agents, and each Person (as defined below), if any, who controls RJ or any of its Affiliates within the meaning of the U.S. Securities Act of 1933, as amended, or the U.S. Securities Exchange Act of 1934, as amended (all of the foregoing are referred to collectively as “RJ Parties” and individually as an “RJ Party”), from and against any and all (a) claims, actions (including securityholder claims or actions, derivative or otherwise), demands, investigations and proceedings of any kind or nature (collectively, “Proceedings”) threatened, brought or established against any RJ Party by any party (“Person”),and (b) losses, claims, judgments, penalties, fines, charges, costs (including professional or legal fees and other costs of litigation or other proceedings), damages, taxes, liabilities of any kind or nature, whether joint or several (collectively, “Losses”), which such RJ Party may suffer or incur under any statute, common law, contract, tort or otherwise (including without limitation all such Losses suffered or incurred in considering, preparing for, responding to, disputing, or otherwise dealing with any actual or potential Proceedings, including any Proceeding brought in connection with any RJ Party’s right to be indemnified pursuant to this Addendum A), directly or indirectly arising out of, relating to or in connection with (i) the Agreement, the services provided in connection with the Agreement, or the exercise of RJ’s rights under the Agreement (including this Addendum A), or (ii) any transaction referred to in the Agreement or any transaction arising out of the transactions contemplated by the Agreement (each an “Indemnified Claim”), except solely to the extent that any such Indemnified Claim is found, in a final, unappealable judgment by a court of competent jurisdiction (a “Dispositive Excluded Act Proceeding”), to have resulted solely and exclusively and as a direct and proximate cause from said RJ Party’s bad faith, willful misconduct or gross negligence (other than an action or failure to act undertaken or refrained from being undertaken at the written or express request of or with the written or express consent of the Company) (an “Excluded Act”).

No Proceeding will be brought against any RJ Party to recover any Losses that the Company, its securityholders, officers, directors/managers or creditors, or any other Person in connection with any Indemnified Claim, may suffer or incur by reason of or in connection with any Indemnified Claim, and no RJ Party will have any liability to the Company, its securityholders, officers, directors/managers or creditors, or any other Person by reason of or in connection with any Indemnified Claim, whether such Loss arises under any statute, common law, contract, tort or otherwise, except solely to the extent that any such Losses or liability is found, in a Dispositive Excluded Act Proceeding, to have resulted solely and exclusively and as a direct and proximate cause from said RJ Party’s Excluded Act.

Nothing in the Agreement (including this Addendum A) will be construed as rendering RJ or any other RJ Party liable, under any circumstances and under any theory of law, to the Company, the Company’s securityholders, officers, directors/managers or creditors, or any other Person in respect of any indirect, incidental, special, consequential or punitive damages even if RJ or any other RJ Party have been advised as to the possibility thereof.

The Company agrees that no RJ Party shall have any liability to the Company, the Company’s securityholders, officers, directors/managers or creditors, and any other Person, under any statute, common law, contract, tort or otherwise, for any Loss suffered by such party arising out of, relating to or in connection with the Agreement or the services provided thereunder, however the Loss is caused, except to the extent that any such Loss or liability is found, in a Dispositive Excluded Act Proceeding, to have resulted solely, exclusively and as a direct and proximate cause from said RJ Party’s Excluded Act.

The Company will reimburse each RJ Party for all reasonable costs and expenses (including, without limitation, fees and expenses of outside counsel) incurred by the RJ Parties (including all such costs and expenses incurred to enforce the terms of this Addendum A) as they are incurred in connection with investigating, preparing, defending or settling or otherwise relating to any threatened or pending Proceeding for which indemnification or contribution has or could be sought by the RJ Party, whether or not in connection with a Proceeding in which any RJ Party is a named party; provided, that, if any such reimbursement is for expenses relating to a Loss that is found, in a Dispositive Excluded Act Proceeding, to have resulted solely and exclusively and as a direct and proximate cause from said RJ Party’s Excluded Act, such RJ Party will promptly repay such amount to the Company.

Lake Shore Bancorp, Inc.

January 3, 2025

RJ or the applicable RJ Party will promptly notify the Company in writing if an RJ Party receives written notice of the commencement of any Proceeding or other Indemnified Claim against such RJ Party (provided, that no failure or delay by RJ or such RJ Party to so notify the Company will relieve the Company from its obligations under this Addendum A, except as and to the extent it is found, in a Dispositive Excluded Act Proceeding, that such failure or delay actually and materially prejudiced the Company), and the Company will immediately assume the full defense of such Proceeding or other Indemnified Claim (including the employment of counsel reasonably satisfactory to the RJ Party and the payment of the fees and expenses of such counsel), other than any Proceeding or other Indemnified Claim (x) brought by the Company or (y) any and all proceedings or hearings before any regulatory bodies and/or authorities (an “RJ Regulatory Proceeding”). In any such event, the RJ Party may employ its own counsel and participate in the defense of such Proceeding or other Indemnified Claim, provided, that the Company will be required to pay the fees and expenses of such counsel of the RJ Party only if (i) the Company has failed to assume the defense and promptly defend such Proceeding or other Indemnified Claim using counsel reasonably satisfactory to the RJ Party, or (ii) such RJ Party is advised by its counsel that a conflict of interest exists or may exist which makes representation by counsel chosen by the Company not advisable or that representation of both Parties by common counsel would be inappropriate due to actual or potential differing interests between them.

If for any reason the foregoing indemnity is unavailable to an RJ Party or is insufficient to fully hold any RJ Party harmless, the Company will contribute to the amount paid or payable by such RJ Party as a result of such unavailability or insufficiency in such proportion as is appropriate to reflect the relative benefits received by and fault of the Company on the one hand, and the relative benefits received by and fault of the RJ Party on the other hand, as well as any relevant equitable considerations. The relative benefits to the Company on the one hand and an RJ Party on the other hand will be deemed to be in the same proportion as the total value paid or received or contemplated to be paid or received by the Company and its securityholders, as the case may be, whether or not the transaction contemplated by the Agreement closes, bears to the fees actually received by RJ pursuant to the Agreement, and the relative fault of the Company on the one hand and an RJ Party on the other hand will be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or incorrect opinion or conclusion or the omission or alleged omission to state a material fact related to information supplied by the Company or its agents, advisors or Affiliates on the one hand or by the RJ Party on the other hand, as well as the Parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement, opinion, conclusion or omission. Notwithstanding anything in this Addendum A to the contrary, the aggregate contribution of all of the RJ Parties for all Indemnified Claims will not exceed the amount of the Transaction Fee actually received by RJ.

The indemnity, contribution and expense reimbursement agreements and obligations set forth in this Addendum will (i) be in addition to any other rights, remedies or indemnification as to which any RJ Party may have or be entitled at common law or otherwise and (ii) remain operative and in full force and effect regardless of any investigation made by or on behalf of any RJ Party. The Company further agrees that the indemnification, contribution and reimbursement obligations set forth in this Addendum A will apply whether or not RJ or any other RJ Party is a formal party in any such Indemnified Claim.

The Company will not settle, compromise or consent to judgment, or participate in or otherwise facilitate any such settlement, compromise or consent, with respect to any Indemnified Claim without the prior written consent of RJ or any RJ Party involved in such Indemnified Claim (which consent shall not be unreasonably withheld, delayed or conditioned) unless (i) there is no admission of wrongdoing, negligence or improper activity of any kind of or by RJ or such RJ Party in such settlement, compromise or consent and (ii) there is an unconditional release of all RJ Parties from all liability on claims that are the subject matter of or arise out of such Indemnified Claim, provided, however, that, notwithstanding the foregoing, the Company may not control or facilitate any settlement, compromise or consent with respect to any and all RJ Regulatory Proceedings.

This Addendum A will survive any termination or completion of the engagement provided by the Agreement.

Lake Shore Bancorp, Inc.

January 3, 2025

Agreed and accepted (this Addendum A may be executed in one or more counterparts and sent by facsimile or electronic transmission, with each such counterpart being an original and all collectively constituting one and the same instrument):

RAYMOND JAMES & ASSOCIATES, INC.		LAKE SHORE SAVINGS BANK
LAKE SHORE, MHC
LAKE SHORE BANCORP, INC.

By:	/s/ Sanjay B. Patel	By:	/s/ Kim C. Liddell
Sanjay B. Patel, Managing Director – Investment Banking			Kim C. Liddell, President, CEO & Director

Signature Date: 1/3/25	Signature Date: 1/3/25